Exhibit 10.2

Retirement Package for Ronald C. Butz
Dated September 30, 2005

Upon Ronald C. Butz’ voluntary termination of his Employment Agreement, the Company’s will provide the following retirement package to Mr. Butz:

1.

Employment Agreement.  Pursuant to the terms of Mr. Butz’ employment agreement, the Company will compensate Mr. Butz with a total salary of $235,368 for each of the years 2006 and 2007. The company will pay Mr. Butz six months salary on his last day of employment and thereafter his monthly payments will commence on the seventh month from his last day of employment.

2.

Convertible Promissory Notes.  The Company and Mr. Butz agree that Mr. Butz may convert all his Convertible Promissory Notes representing $46,745.35 into shares of the common stock of Rentech, Inc. (“Common Stock”).  The Company agrees to extend the Notes to mature on September 30, 2008.  Mr. Butz agrees to amend the Notes to provide an interest rate to be the rate published in the Wall Street Journal.

3.

Deferred Compensation.  The Company and Mr. Butz agree that the Company will pay deferred compensation in an amount of $130,149.44 and at Mr. Butz election, he may receive the cash or use such funds to exercise existing stock options.

4.	Retirement Package and Terms:

	A.	Mr. Butz agrees to retire no later than December 31, 2005 and at such time as is determined by Hunt Ramsbottom;

	B.	The Company will give Mr. Butz $190,000 as payment for various benefits he has owed to him, which may at Mr. Butz’ election be used for cashless exercises of stock options of the Company.

	C.	The Company will grant Mr. Butz the following stock options which will have a term of two years and an exercise price of $2.53 (close on 9/30/05):

(i) An option for 75,000 shares of Common Stock from the 2005 Stock Option Plan; and

(ii)

An option for 320,000 shares of Common Stock from the Company’s stock option plan for the year 2006 which is expressly conditioned upon such plan being approved by the Company’s shareholders and current Board of Directors.